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                                                                    EXHIBIT 8(b)

                         OPINION OF GODFREY & KAHN, S.C.


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                                                                    EXHIBIT 8(b)
                            ______________ ___, 2002



Fortress Bancshares, Inc.
100 North Main Street
Westby, WI  54667


       RE: Agreement and Plan of Reorganization by and among Merchants and Manufacturers Bancorporation, Inc., Merchants Merger Corp., and Fortress Bancshares, Inc.


Ladies and Gentlemen:

     We have acted as counsel to Fortress Bancshares, Inc., an Iowa corporation ("Target"), in connection with the proposed merger (the "Merger") of Target with and into Merchants Merger Corp., a Wisconsin corporation ("Sub"), pursuant to the terms of the Agreement and Plan of Merger dated as of May 31, 2002 (the "Agreement") by and among Merchants and Manufacturers Bancorporation, Inc., a Wisconsin corporation ("Parent"), Target, and Sub, as described in the Registration Statement on Form S-4 to be filed by Parent with the Securities and Exchange Commission (the "Registration Statement"). This opinion is being rendered pursuant to the Agreement and your request. All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Registration Statement.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied upon certain written representations and covenants of Parent and Target, which are attached hereto.

     The following is a description of the relevant terms of the transaction based on our examination of the Agreement and our understanding of the related factual background.




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Parties

     Target is a bank holding company, the wholly-owned subsidiaries of which are the Fortress Bank of Cresco, a commercial bank chartered under the laws of the State of Iowa, located in Cresco, Iowa ("Cresco"), and Fortress Holdings, Inc. ("Holdings"), a Wisconsin corporation. Holdings is a bank holding company, the wholly owned subsidiaries of which are the Fortress Bank of Westby, a commercial bank chartered under the laws of the State of Wisconsin, located in Westby, Wisconsin ("Westby"), and Fortress Bank, N.A., a commercial bank chartered under the National Banking Laws, located in Houston, Minnesota ("Houston") (Cresco, Westby, and Houston are herein collectively referred to as the "Banks"). Target has one class of common stock, par value $0.01 per share ("Target Common Stock").

     Parent and Sub are registered with the Federal Reserve Board as financial holding companies under the BHCA and are duly organized and validly existing under the laws of the State of Wisconsin. Parent owns all of the issued and outstanding stock of Sub.

Proposed Transaction

     Pursuant to Section 1.01 of the Agreement, at the later of the date and time of the Articles of Merger or the effective date and time of the Merger (the "Effective Time"), Target will be merged with and into Sub. Under Section 1.06 of the Merger Agreement, each share of Target Common Stock will be cancelled and extinguished and be converted into and become a right to receive $30.00 per share (the "Merger Consideration"). The Merger Consideration shall be paid with a combination of cash and shares of $1.00 par value common stock of Parent ("Parent Common Stock"). Each Target shareholder is entitled to elect the form of consideration to be received for his, her or its shares of Target Common Stock; provided, however, that the aggregate amount of cash to be paid to the Target shareholders will equal forty-five percent (45%) of the aggregate Merger Consideration, and the remaining fifty-five percent (55%) of the aggregate Merger Consideration (the "Non-Cash Merger Consideration") will be paid with shares of Parent Common Stock. The number of shares of Parent Common Stock to be received by Target shareholders for each share of Target Common Stock for which Non-Cash Merger Consideration is payable shall be determined as follows:

     o If the Daily Average Price (as defined below) is greater than or equal to $26.00 and less than or equal to $34.00, each share of Target Common Stock for which Non-Cash Merger Consideration will be paid will be exchanged for the number of shares of Parent Common Stock equal to $30.00 divided by the Daily Average Price.

     o If the Daily Average Price is greater than $34.00 but less than or equal to $36.00, the Daily Average Price will be assumed to be $34.00.


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     o    If the Daily Average Price is less than $26.00 but greater than or equal to $24.00, the Daily Average Price will be assumed to be $26.00.

     o If the Daily Average Price is less than $24.00 or greater than $36.00, then Parent and Sub will make a good faith effort to renegotiate the Merger Consideration.

     The Daily Average Price of a share of Parent Common Stock will be equal to the daily average of the "bid" and "ask" quotations of Parent Common Stock as publish in the Milwaukee Journal/Sentinel (or obtained from another source acceptable to Parent and Sub if such quotations are not published in the Milwaukee Journal/Sentinel) on each of the twenty (20) trading days preceding the fifth (5th) day prior to the Effective Time. On each of the twenty (20) trading days prior to the fifth (5th) day before the Effective Time, all "bid" and "ask" quotations will be averaged to calculate the market quotation for the day (the "Average Quote"). The resulting twenty (20) Average Quotes will be used to calculate an arithmetic, unweighted average. The twenty (20) Average Quotes will be summed and the result divided by twenty (20) to determined the Daily Average Price of Parent Common Stock to be used for purposes of the payment of the Non-Cash Merger Consideration. In the event that the "ask" quotations are not available, or if the "ask" price exceeds the "bid" price by more than $4.00 on any of the twenty (20) trading days used to compute the Daily Average Price, then the "bid" quotes shall be used on those days to calculate the Daily Average Price.

Conclusions

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

     Based upon and subject to the foregoing, and provided that the aggregate amount of cash paid to Target shareholders does not exceed fifty percent (50%) of the sum of the cash and the fair market value of the Non-Cash Merger Consideration to be paid to Target shareholders, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code, and that Parent and Target will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

     As a tax-free reorganization, the Merger will have the following Federal income tax consequences for Target shareholders and Target:

     1. No gain or loss will be recognized by holders of Target Common Stock as a result of the exchange of such shares for shares of Parent Common Stock pursuant to the Merger. Target shareholders receiving Merger Consideration in the form of both Parent Common Stock




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and cash, including the payment of cash in lieu of fractional shares of Parent
Common Stock, will recognize gain equal to the lesser of (i) the Merger Consideration reduced by the Target shareholder's basis in his, her or its Target Common Stock, or (ii) the amount of cash received. Any such gain will likely be treated as capital gain unless the cash received has the effect of the distribution of a dividend, in which case the gain will be treated as ordinary income. Target shareholders receiving Merger Consideration consisting solely of cash will recognize capital gain or loss equal to the amount of cash received reduced by the Target shareholder's basis in his, her or its Target Common Stock.

     2. The tax basis of the shares of Parent Common Stock received by the Target shareholders will equal each shareholder's tax basis of his, her or its shares of Target Common Stock, decreased by (i) the amount of cash, if any, received by the Target shareholder, and (ii) the amount of loss, if any, recognized by the Target shareholder on the exchange, and increased by the amount of gain, if any, recognized by the Target shareholder on the exchange.

     3. The holding period for the shares of Parent Common Stock received by each shareholder of Target will include the holding period for the shares of Target Common Stock of such shareholder exchanged in the Merger.

     4. Target will not recognize gain or loss as a result of the Merger.

     Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent; provided, however, that we hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Merger and to the use of our name under the captions "The Merger - Certain Material Federal Income Tax Consequences" and "Legal Opinions" in the Proxy Statement/Prospectus contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,


                                    /s/ Godfrey & Kahn, S.C.
                                   ---------------------------------------------
                                   GODFREY & KAHN, S.C.





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